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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-45825

PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus dated February 13, 1998,
as Supplemented)


                                 OMNICARE, INC.
                $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)

                      -----------------------------------
                        8,976,222 SHARES OF COMMON STOCK
                      -----------------------------------

         This Prospectus Supplement supplements the Prospectus dated
February 13, 1998 and the Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 dated February 26, 1998, March 6, 1998, April 1, 1998,
April 17, 1998, April 27, 1998, May 5, 1998, May 15, 1998, May 27, 1998,
June 12, 1998, June 29, 1998, July 13, 1998, July 16, 1998 and August 6, 1998,
respectively (together, the "Prospectus"), relating to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation (the "Company"),
(ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion for the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and (iii) 264,101 additional shares of Common Stock. The Debentures and the Conversion Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. in December 1997 in connection with a private offering. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Prospectus.

         The Common Stock is traded on the NYSE under the symbol "OCR." On August 17, 1998 the closing price of the Common Stock on the NYSE Composite Tape was $36.125.

         The following table sets forth certain information concerning Key Asset Management Inc., as Agent for the Victory Convertible Securities Fund (the "Selling Securityholder") who has provided the Company with notice as of the date of this Prospectus Supplement pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement.
This information supplements the information contained in the Prospectus under the caption "Selling Securityholders." Neither the Selling Securityholder nor any of its affiliates have held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this
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Prospectus Supplement. Because the Selling Securityholder may offer all or some portion of the Debentures and Conversions Shares, no estimate can be given as to the percentage of Debentures or Common Stock that will be held by the Selling Securityholder upon termination of sales pursuant to this Prospectus Supplement.

                         Principal Amount    Percentage of Debentures                          Percentage of Common
                           of Debentures     Outstanding Beneficially      Conversion Shares    Stock Beneficially
Name                     that May be Sold     Owned Before Offering        That May Be Sold**  Owned Before Offering
----                     ----------------    ------------------------      ------------------  ---------------------

Key Asset Management,      $1,000,000                  *                        25,252            *
Inc., as Agent for the
Victory Convertible
Securities Fund


---------------------
*  Less that 1%
** Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

           The date of this Prospectus Supplement is August 18, 1998.

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